Exhibit 99.1

News Release

Nextel Communications, Inc. 2001 Edmund Halley Drive Reston, VA 20191

Contacts:
Investors: Paul Blalock (703) 433-4300
Media: Audrey Schaefer (240) 876-1588

Nextel Reports Record First Quarter 2003 Results

- Income of $208 million, or $0.21 per share -
- EBITDA of $906 million and Margin of 41% -
- Subscriber Additions of 480,000; 11.1 million Total Subscribers -
- Debt and Preferred Retirements of $568 million; $3.8 billion since Q2 2002 -

RESTON, Va. – April 23, 2003 — Nextel Communications, Inc. (NASDAQ: NXTL), today announced record financial and operating results for the first quarter of 2003. Income was $208 million, or $0.21 per share, a considerable improvement over the loss of $654 million, or ($0.82) per share, for the same period last year. Revenue was $2.4 billion, a 21% increase over last year’s first quarter. Operating income before depreciation and amortization (EBITDA) was $906 million, increasing by 64% over the $551 million for the first quarter of 2002. Nextel retired approximately $568 million in debt and preferred stock during the first quarter, bringing total debt and preferred stock retirements to $3.8 billion over the last year. Nextel added approximately 480,000 subscribers during the first quarter, finishing the quarter with approximately 11.1 million subscribers.

“Strong customer demand for Nextel’s differentiated wireless services coupled with our focused growth strategies led to improved subscriber quality and our fourth consecutive quarter of positive earnings,” said Tim Donahue, Nextel’s president and CEO. “During the first quarter, Nextel posted 21 cents in earnings per share and $201 million in free cash flow, putting Nextel solidly on track to meet or exceed our financial and operating goals for 2003. We are very excited about the rollout of Nationwide Direct Connect®, which is already underway, and new handsets with increased battery life, incorporating the new 6-to-1 voice coder, a software solution that will enable Nextel to nearly double the cellular calling capacity of our wireless network.”

Nextel’s average monthly revenue per subscriber for the first quarter was $67, significantly higher than other national wireless carriers and down $1 from the $68 reported in the first quarter of 2002. Customer churn was approximately 1.9% during the first quarter, a significant improvement over recent quarters and the lowest level in the last four years.

“First quarter subscriber growth of 480,000 pushes Nextel to more than 11 million high-value subscribers and continues Nextel’s momentum in the wireless marketplace,” said Tom Kelly, Nextel’s executive vice president and COO. “Nextel once again expanded market share and improved subscriber quality while making improvement in our industry leading EBITDA margin, which grew to 41% in the first quarter, up from last year’s first quarter margin of 30%. Nextel is focused on serving our traditional business customers and is successfully expanding into other high-value segments, and that focus is evident in our results. Consistent with the seasonal trends of our core customer segments we expect even stronger results in the coming quarters.”

Nextel’s consolidated income available to common stockholders during the first quarter was $208 million, or $0.21 per basic share. Net cash provided by operating activities was $813 million. Free cash flow generated during the first quarter was $201 million.

“Nextel delivered on our financial targets during the first quarter, and we are confident that our strategies will continue to drive Nextel’s earnings higher,” said Paul Saleh, Nextel’s executive vice president and CFO. “Nextel has once again set the bar even higher for subscriber quality, underscored by a reduction in subscriber churn to the lowest level in the last four years and an improvement in bad debt expense as a percentage of operating revenues to the lowest level in the last three years. The solid first quarter financial performance also enabled a further retirement of debt and preferred obligations and Nextel ended the quarter with an excellent liquidity position of approximately $3.6 billion.”

For the quarter ended March 31, 2003, Nextel retired $568 million in principal amount of its outstanding debt and mandatorily redeemable preferred stock in exchange for approximately $570 million in cash. Over the last year, Nextel has retired approximately $3.8 billion in principal amount of debt and mandatorily redeemable preferred stock, which will allow Nextel to avoid approximately $6.3 billion in future principal, interest and dividend payments over the life of these securities. Nextel may from time to time, as it deems appropriate, enter into similar transactions that in the aggregate may be material.

Domestic capital expenditures were $305 million in the first quarter of 2003. Total domestic system minutes of use on the Nextel National Network increased 35% during the quarter when compared with the same period in 2002 to approximately 21.1 billion total system minutes of use.

In addition to the results prepared in accordance with Generally Accepted Accounting Principles (GAAP) provided throughout this press release, Nextel has presented non-GAAP financial measures, such as EBITDA, free cash flow and ARPU. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Reconciliations from GAAP results to these non-GAAP financial measures are provided in the notes to the attached financial tables. To view these and other reconciliations and information about how to access the conference call discussing Nextel’s first quarter results visit the ‘Investor Relations’ link under the ‘About Nextel’ tab at www.nextel.com.

About Nextel

Nextel Communications, a Fortune 300 company based in Reston, Va., is a leading provider of fully-integrated wireless voice and data communications services including Nextel Direct Connect®—the long-range digital walkie-talkie feature; high quality digital cellular services; Nextel Online® wireless data content and business solutions; and two-way messaging services. Nextel and Nextel Partners, Inc. have built the largest guaranteed all-digital wireless network covering 197 of the top 200 U.S. markets. Nextel’s wireless voice and packet data communications services are available today in areas of the U.S. where approximately 240 million people live or work.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel’s actual future experience involving any one or more of such matters and subject areas. Nextel has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from Nextel’s current expectations regarding the relevant matter or subject area. Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, timely development and delivery of new technologies, competitive conditions, market acceptance of our services, access to sufficient capital to meet operating and financing needs and those that are described from time to time in Nextel reports filed with the SEC, including Nextel’s annual reports on Form 10-K for the year ended December 31, 2002. This press release speaks only as of its date, and Nextel disclaims any duty to update the information herein.

- more -

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited

Consolidated Statements of Operations
(in millions, except per share amounts)

	For the three months ended
	March 31,

	2003	2002

Operating revenues
Service revenues	$2,210	$1,831
Handset and accessory revenues (1)	161	126
	2,371	1,957

Operating expenses
Cost of service (exclusive of depreciation included below)	369	351
Cost of handset and accessory revenues	310	305
Selling and marketing	411	346
Restructuring and impairment charges	—	35
General and administrative	375	369
Depreciation and amortization	413	382

Operating income	493	169
Interest expense	(225)	(273)
Interest income	12	15
Loss on retirement of debt, net of debt conversion costs of $0 and $0	(5)	—
Equity in losses of NII Holdings — pre-bankruptcy emergence	—	(127)
Equity in losses of unconsolidated affiliates, net	(13)	(25)

Income (loss) before income tax provision	262	(241)
Income tax provision	(22)	(350)

Net income (loss)	240	(591)
Loss on retirement of mandatorily redeemable preferred stock	(2)	—
Mandatorily redeemable preferred stock dividends	(30)	(63)

Income (loss) available to common stockholders	$208	$(654)

Earnings (loss) per share
Basic	$0.21	$(0.82)

Diluted	$0.20	$(0.82)

Weighted average number of common shares outstanding
Basic	1,010	801

Diluted	1,047	801

Selected Balance Sheet Data
(in millions)

	March 31,	December 31,
	2003	2002

Cash, cash equivalents and short-term investments	$2,277	$2,686
Accounts and notes receivable, net of allowance for doubtful accounts of $123 and $127	996	1,077
Property, plant and equipment, net	8,828	8,918
Intangible assets, net	6,903	6,607
Total assets	21,123	21,484
Long-term debt, including current portion	11,823	12,278
Capital lease and finance obligations, including current portion	202	272
Total liabilities	17,098	17,623
Mandatorily redeemable preferred stock	947	1,015
Stockholders’ equity	3,078	2,846

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited

Reconciliation of Earnings Per Share Data
(in millions, except per share amounts)

	For the three months ended		For the three months ended
	March 31, 2003		March 31, 2002

		Basic EPS		Basic EPS

Income (loss) available to common stockholders	$208	$0.21	$(654)	$(0.82)
Restructuring and impairment charges	—	—	35	0.04
Loss on retirement of debt, net	5	—	—	—
Equity in losses of NII Holdings — pre-bankruptcy emergence	—	—	127	0.16
SFAS No. 142 income tax provision adjustment	—	—	335	0.42
Loss on retirement of mandatorily redeemable preferred stock	2	—	—	—

Adjusted income (loss) available to common stockholders	$215	$0.21	$(157)	$(0.20)

Other Data

	For the three months ended

	March 31,	December 31,
	2003	2002

Handsets in service, end of period (in thousands) (2)	11,092	10,612
Net handset additions (in thousands) (2)	480	503
Average monthly billable minutes of use per handset	650	640
Average monthly revenue per handset/unit (ARPU) (3)	$67	$69
Cost per gross handset addition (CPGA) (4)	$450	$440
Operating cost per handset/unit (OCPU) (5)	$23	$24
Bad debt expense included in general and administrative expense (in millions)	$56	$74
Bad debt expense as a percentage of operating revenues	2.4%	3.2%

Capital Expenditures
(in millions)

	For the three months ended

	March 31,	March 31,
	2003	2002

Cash paid for capital expenditures, excluding capitalized interest	$375	$587
Changes in capital expenditures accrued or unpaid	(70)	(113)

Capital expenditures, excluding capitalized interest	305	474
Capitalized interest	11	12

Total capital expenditures	$316	$486

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited

Condensed Consolidated Statements of Cash Flows
(in millions)

	For the three months ended
	March 31,

	2003	2002

Cash flows from operating activities
Net income (loss)	$240	$(591)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	413	382
Change in accrued interest on short-term investments	(3)	(7)
Other	163	688

Net cash provided by operating activities	813	472

Cash flows from investing activities
Cash paid for capital expenditures, including capitalized interest	(386)	(599)
Payments for licenses, acquisitions and other, net of cash acquired	(214)	(252)
Net changes in short-term investments and other	(78)	(313)

Net cash used in investing activities	(678)	(1,164)

Cash flows from financing activities
Purchase and retirement of debt securities and mandatorily redeemable preferred stock	(570)	—
Repayments under capital lease and finance obligations	(16)	(28)
Repayments under long-term credit facility	(49)	—
Borrowings under long-term credit facility	69	—
Payment for capital lease buyout	(54)	—
Mandatorily redeemable preferred stock dividends	(15)	—
Other	10	1

Net cash used in financing activities	(625)	(27)

Net decrease in cash and cash equivalents	(490)	(719)
Cash and cash equivalents, beginning of period	1,846	2,481

Cash and cash equivalents, end of period	$1,356	$1,762

Free Cash Flow Schedule
(in millions)

	For the three months ended
	March 31,

	2003	2002

EBITDA (6)	$906	$551
Capital expenditures, excluding capitalized interest	(305)	(474)
Payments for licenses, acquisitions and other	(214)	(252)
Changes in working capital and other	(15)	(48)

Unlevered free cash flow	372	(223)
Net interest paid, including capitalized interest	(156)	(149)
Mandatorily redeemable preferred stock dividends	(15)	—

Free cash flow (7)	201	(372)
Financing activities, excluding mandatorily redeemable preferred stock dividends	(610)	(27)

Total change in cash, cash equivalents and short-term investments	$(409)	$(399)

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited

Long-Term Debt and Mandatorily Redeemable Preferred Stock Data
(dollars in millions)

			Accretion of
		Book	unamortized
	December 31,	value of	discount	March 31,
	2002	retirements	or dividends **	2003

10.65% senior redeemable discount notes due 2007	$756	$65	$—	$691
9.75% senior serial redeemable discount notes due 2007	1,086	154	—	932
4.75% convertible senior notes due 2007	284	—	—	284
9.95% senior serial redeemable discount notes due 2008,	1,364	79	16	1,301
net of unamortized discount of $16 and $0
12% senior serial redeemable notes due 2008,	297	26	—	271
net of unamortized discount of $3 and $3
9.375% senior serial redeemable notes due 2009	1,796	126	—	1,670
5.25% convertible senior notes due 2010	622	15	—	607
9.5% senior serial redeemable notes due 2011,	948	26	—	922
including a fair value hedge adjustment of $58 at December 31, 2002 and $58 at March 31, 2003
6% convertible senior notes due 2011	608	—		608
Bank credit facility	4,500	49*	69	4,520
Other	17	—	—	17

Total long-term debt, including current portion	$12,278	540	$85	$11,823

13% series D exchangeable preferred stock mandatorily redeemable 2009	$471	8	$—	$463
11.125% series E exchangeable preferred stock mandatorily redeemable 2010	454	69	7	392
Zero coupon convertible preferred stock mandatorily redeemable 2013	90	—	2	92

Total mandatorily redeemable preferred stock	$1,015	77	$9	$947

Total retirements		$617

*	Represents scheduled principal payment on term loans.

**	Includes principal borrowing on revolving loan under the credit facility.

Principal value
of retirements
for the three
months ended
March 31,
2003

10.65% senior redeemable discount notes due 2007	$65
9.75% senior serial redeemable discount notes due 2007	154
9.95% senior serial redeemable discount notes due 2008	79
12% senior serial redeemable notes due 2008	26
9.375% senior serial redeemable notes due 2009	126
5.25% convertible senior notes due 2010	15
9.5% senior serial redeemable notes due 2011	26

Total senior notes retirements	491

13% series D exchangeable preferred stock mandatorily redeemable 2009	8
11.125% series E exchangeable preferred stock mandatorily redeemable 2010	69

Total mandatorily redeemable preferred stock retirements	77

Total principal value of retirements	$568

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited

Notes to Financial Data

(1)	In accordance with the Securities and Exchange Commission’s Staff Accounting Bulletin, or SAB, No. 101, “Revenue Recognition in Financial Statements,” we recognize handset sales as revenues on a straight-line basis over 3.5 years, the estimated customer relationship period. Costs of handset sales are recognized over the same period in amounts equivalent to the revenues recognized from the handset sales. The handset costs in excess of the revenues (handset subsidies) generated from handset sales are expensed immediately as these amounts exceed our minimum contractual revenues. The following is a summary of handset and accessory revenues.

	For the three months ended
	March 31,

	2003	2002

	(in millions)
Current period handset and accessory sales	$250	$183
Net effect of SAB No. 101 handset deferrals	(89)	(57)

Handset and accessory revenues	$161	$126

(2)	Net handset additions represent gross handsets activated during the period less handsets deactivated and does not include handsets attributable to test markets, such as the Boost Mobile program. These net handset additions reflect a customer churn rate of about 1.9% for the first quarter of 2003 and about 2.1% for the fourth quarter 2002. The customer churn rate is an indicator of customer retention and represents the monthly percentage of the customer base that disconnects from service. Customer churn is calculated by dividing the number of handsets disconnected from commercial service during the period by the average number of handsets in commercial service during the period. Churn is not a measurement under accounting principles generally accepted in the United States and may not be similar to churn calculations of other companies.

(3)	Average monthly revenue per handset/unit in service, or ARPU, is an industry metric that measures revenues per month from our customers divided by the weighted average number of handsets in commercial service during that month, excluding the impact of test markets such as the Boost Mobile program. ARPU is not a measurement under accounting principles generally accepted in the United States and may not be similar to ARPU measures of other companies. We believe that ARPU provides useful information concerning the appeal of our rate plans and service offerings and our performance in attracting and retaining high value customers. Effective January 1, 2003, the ARPU metric includes amounts earned under various service and repair programs and cancellation fees. Other revenues in 2003 includes revenues for such services as roaming, analog and other. Other revenues in 2002 also included revenues for service and repair programs and cancellation fees. ARPU can be calculated and reconciled to our consolidated statements of operations as follows:

	For the three months ended

	March 31,	December 31,	March 31,
	2003	2002	2002

	(in millions, except for ARPU)
Service revenues	$2,210	$2,184	$1,831
Less: Other revenue	24	46	24

Subscriber revenues	$2,186	$2,138	$1,807

ARPU calculated with Subscriber revenues	$67	$69	$68

ARPU calculated with Service revenues	$68	$71	$69

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited

Notes to Financial Data

(4)	Cost per Gross Add, or CPGA, is an industry metric that is calculated by dividing our selling, marketing and handset and accessory subsidy costs, excluding costs unrelated to initial customer acquisition, by our new subscribers during the period, or gross adds. Costs unrelated to initial customer acquisition include the costs associated with retaining existing customers and costs associated with test markets such as the Boost Mobile program. CPGA is not a measurement under accounting principles generally accepted in the United States and may not be similar to CPGA measures of other companies. We believe CPGA is a measure of the relative cost of customer acquisition. CPGA can be calculated and reconciled to our consolidated statements of operations as follows:

	For the three months ended

	March 31,	December 31,
	2003	2002

	(in millions, except for CPGA)
Handset and accessory revenues	$161	$147
Less: Cost of handset and accessory revenues	310	288

Handset and accessory subsidy costs	$149	$141

Selling, general and administrative	$786	$788
Less: General and administrative	375	383

Selling and marketing	$411	$405

Handset and accessory subsidy costs from above	$149	$141
Selling and marketing from above	411	405

Costs per statement of operations	560	546
Less: Costs unrelated to initial customer acquisition	60	39

Customer acquisition costs	$500	$507

Cost per Gross Add	$450	$440

(5)	Operating cost per handset/unit, or OCPU, represents cost of service and general and administrative costs (excluding costs related to test markets such as the Boost Mobile program) divided by average handsets in commercial service during the period. OCPU is not a measurement under accounting principles generally accepted in the United States and may not be similar to OCPU measures of other companies.

(6)	EBITDA, represents operating income before depreciation and amortization expense. EBITDA is not a measurement under accounting principles generally accepted in the United States and may not be similar to EBITDA measures of other companies. We believe that EBITDA provides useful information because it is an indicator of operating performance, especially in a capital intensive industry such as ours since it excludes items that are not directly attributable to ongoing business operations. EBITDA can be reconciled to our consolidated statements of operations as follows:

	For the three months ended
	March 31,

	2003	2002

	(in millions)
Operating income	$493	$169
Depreciation and amortization	413	382

EBITDA	$906	$551

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited

Notes to Financial Data

(7)	Free cash flow represents EBITDA less capital expenditures, payments for licenses, acquisitions and other, net interest paid, preferred stock dividends plus changes in working capital and other. Free cash flow is not a measurement under accounting principles generally accepted in the United States and may not be similar to free cash flow measures of other companies. We believe that free cash flow provides useful information about the amount of cash our business is generating after interest and dividend payments and reinvesting in the business. Free cash flow can be reconciled to our condensed consolidated statements of cash flows as follows:

	For the three months ended
	March 31,

	2003	2002

	(in millions)
Net cash provided by operating activities	$813	$472
Change in accrued interest on short-term investments	3	7
Net cash used in investing activities	(678)	(1,164)
Net changes in short-term investments and other	78	313
Mandatorily redeemable preferred stock dividends	(15)	—

Free cash flow	$201	$(372)